FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA

APR 19 2000
No. C26333-96
Dean Heller
DEAN HELLER, SECRETARY OF STATE

CERTIFICATE OF AMENDMENT
OF ARTICLES OF INCORPORATION

OF

DEL MAR CAPITAL ONE, INC.

We, the undersigned, Art Davis, President and Annette Davis, Secretary, of Del Mar Capital One, Inc. do hereby certify:

That the Board of Directors of said corporation, at a meeting duly convened, held on the 5th day of April, 2000, adopted a resolution to amend the original articles as follows:

FIRST: The name of this corporation shall be:

FRESH VEG BROKER.COM, INC.

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 10,025,000; that the said change and amendment have been consented to and approved by a majority vote of stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

Art Davis, President
(acknowledgement required)

Annette L. Davis
Annette Davis, Secretary

State of California

County of Kern

On 4/18/00, personally appeared before me, a Notary Public,

H Arthur Davis, who acknowledged that he/she executed

the above instrument.

Lynda Jeanne Sorensen
Signature of Notary

(Notary stamp or seal)

LYNDA JEANNE SORENSEN
COMM. # 1247312
NOTARY PUBLIC-CALIFORNIA
KERN COUNTY
COMM. EXP. DEC. 26, 2003

04/19/2000 10:27A RA0158 F100-000

FY 6552/2